Exhibit 99.2
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
DECEMBER 7, 2009

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION NAMED ENERGY PRODUCER OF
THE YEAR AND RECEIVES INDUSTRY LEADERSHIP AWARD

OKLAHOMA CITY, OKLAHOMA, DECEMBER 7, 2009 – Chesapeake Energy Corporation (NYSE:CHK) was named Energy Producer of the Year at the 11th Annual Platts Global Energy Awards program in New York and also received the Industry Leadership Award.  Chesapeake was also a finalist for the Deal of the Year, CEO of the Year and Community Development Program of the Year awards.  Chesapeake is one of only two companies that received multiple awards this year and one of only three companies selected as a finalist in five or more categories.  This is the second time in three years that Chesapeake has been named the Energy Producer of the Year by Platts.

The Platts Global Energy Awards recognize excellence and innovation by companies and executives throughout the global energy industry.  A total of approximately 150 individuals and companies were finalists for the Global Energy Awards with hundreds more nominated.  According to Platts, “The Energy Producer of the Year Award recognizes excellence in the upstream energy sector for companies that have set world class standards in exploring for and finding new resources, maximizing technical excellence and innovation in resource extraction, and bringing complex or difficult projects to completion on schedule and on budget.  The panel of independent international judges noted Chesapeake’s expertise in shale gas plays and its very high success rate in exploration activities.”

Platts also stated, “The Industry Leadership Award is given to companies that demonstrate the vision to change the way the energy industry works or finds new ways of doing things that become the standard by which other companies are measured.”  The panel of judges said in addition to the company’s success in providing new supplies of natural gas from shales, “Chesapeake has done a masterful job campaigning for natural gas to become the fuel of the future.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are proud of the accomplishments of our 8,300 employees and honored to be selected as the Energy Producer of the Year for two of the last three years and to receive the Industry Leadership Award for 2009.  Our industry-leading position in the Big 4 shale plays has generated tremendous growth for the company and delivered new supplies of natural gas to consumers.  In addition, I am proud of our company’s leadership role in founding the American Clean Skies Foundation and in being a founding member of America’s Natural Gas Alliance.  We will continue to communicate to consumers and policymakers the powerful and important message that clean, affordable, abundant, American natural gas is the most practical solution for the nation’s energy needs.”

About Platts: Platts, a division of The McGraw-Hill Companies (NYSE: MHP), is a leading global provider of energy and commodities information. With a century of business experience, Platts serves customers across more than 150 countries. An independent provider, Platts serves the oil,natural gas, electricity, emissions, nuclear power, coal, petrochemical, shipping, and metals markets from 17 offices worldwide. Platts' real-time news, pricing, analytical services and conferences help markets operate with transparency and efficiency. Traders, risk managers, analysts, and industry leaders depend upon Platts to help them make better trading and investment decisions. Additional information is available at http://www.platts.com.

Chesapeake Energy Corporation is one of the leading producers of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.